Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Comments on Source Capital Group's Strong Buy Recommendation

Monday July 11, 8:54 am ET

Brokerage Firm Analyst Places $7 12-month Price Target on Petrol's Stock

LAS VEGAS--(BUSINESS WIRE)--July 11, 2005--Petrol Oil and Gas, Inc. (OTC:BB - POIG) announced today that it has received and reviewed the Source Capital Group, Inc. brokerage firms analyst report dated July 5, 2005, which raised its rating on the Company to a Strong Buy with a 12-month Price target of $7.00 per share.

Previously, Source Capital a Westport, Connecticut based brokerage firm had rated Petrol a Buy. In this new report, analyst Joe Blankenship cited the fact that "the Company's year-end reserve report provides the basis for our target price."

Petrol has net proved gas and oil reserves which should generate discounted future net cash flows of approximately $32.48 Million. Petrol's daily gas production at year end from its Petrol-Neodesha project averaged about 2.90 Million cubic feet per day (2.10 Million cubic feet per day of net production to Petrol).

In a Source Capital Group press release of July 6, 2005, Mr. Blankenship stated, "Our value continues to apply a deep discount to the possible reserves and considers Petrol's potential to become a significant gas producer over the next 18-24 months. In an industry where larger companies are acquiring reserves to maintain natural gas production, Petrol's leasehold position makes it a natural acquisition candidate."

Petrol has continued its mineral leasing efforts and as of year end 2004 had acquired mineral lease agreements totaling approximately 169,000 gross acres (137,000 net acres). Further, Petrol has been in the process of enhancing its gas gathering pipeline system with the addition of a set of new booster pumps and larger diameter main trunk lines. In addition, it has instituted a well remediation program for some older producing wells that is designed to also enhance production.

The Source Capital report concluded that, "Based on the valuation methodologies above, and what we believe will be a very acquisitive environment for oil and gas reserves, we are establishing a 12-month price target for Petrol shares at $7.00 per share."

About the Source Capital Group Report:

The entire Source Capital Group report is available on the Petrol website www.petroloilandgas.com in the Press Release section or by contacting Joe Blankenship, Source Capital Group, at 480-368-1488.

Mr. Blankenship has received direct compensation from Petrol, consisting of; $6,000 in cash, 10,000 shares of restricted common stock and options to purchase 50,000 shares of common stock. Petrol assisted Mr. Blankenship in gathering information for the report, however, the agreement between Petrol and Blankenship calls for him to maintain full discretion to report his own opinion about the investment prospects of Petrol and its desirability for both individual and institutional investors.

About Petrol:

Petrol is an oil and gas exploration, development and production company. Petrol's producing properties are located in the Cherokee Basin in southeastern Kansas. Its corporate strategy is to continue building value in the Company through the development and acquisition of gas and oil assets that exhibit consistent, predictable, and long-lived production. Petrol's current focus is Coal Bed Methane reservoirs in the central U.S., which produce both Coal Bed Methane and conventional gas and where state and local governments and landowners are producer friendly.

About Petrol's Reserves:

The reserve values stated in this release are based upon a Reserve Report by McCune Engineering and are estimates and should not be interpreted as being exact quantities. They may or may not be actually recovered and the revenues stated in the report may be more or less than what will ultimately be recovered. While the reserve estimates presented in the report were believed reasonable at December 31, 2004, several factors may lead to a future revision of the reserve estimates presented in the report, including general economics, Petrol's operations and reservoir performance.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Statements of proved reserves are only estimates and may be imprecise. Any reserve estimates provided in this press release that are not specifically designated as being estimates of proved reserves may include not only proved reserves, but also other categories of reserves that the SEC's guidelines strictly prohibit Petrol from including in filings with the SEC. Investors are urged to consider closely the disclosure in Petrol's Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB, available from PETROL at 3161 E. Warm Springs Road, Suite 300, Las Vegas, NV 89120 (Attn: Investor

Relations). You can also obtain these forms from the SEC by calling 1-800-SEC-0330 or from the SEC's website at www.sec.gov.

Forward-Looking Statements:

The statements in this press release regarding the Source Capital report and Mr. Blankenship's opinion as to Petrol's anticipated future share price, any implied or perceived benefits from existing of oil and gas field properties, actual reserves and revenues to be derived from the reserves, plans to drill additional oil and gas wells, anticipated revenues, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas, Inc.
Investor Information, 702-454-7318
www.petroloilandgas.com
or
CEOcast, Inc. for Petrol Oil and Gas
Ed Lewis, 212-732-4300, ext. 225

Source: Petrol Oil and Gas, Inc.